EXHIBIT 5

           OPINION AND CONSENT OF BAKER, DONELSON, BEARMAN & CALDWELL



         A copy of the opinion letter and consent of counsel (Exhibit 23.1) follows. In lieu of an opinion of counsel concerning compliance with the requirements of ERISA and Section 401 of the Internal Revenue Code, the Company undertakes that it has submitted or will submit the plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan.

                                                   August 11, 1998

Buckeye Technologies Inc.
P. O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108

RE: Merfin Systems 401(k) Profit Sharing Plan

Ladies and Gentlemen:

         We have acted as securities counsel for Buckeye Technologies Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to the Company's Merfin Systems 401(k) Profit Sharing Plan (the "Plan"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         2. The Plan has been duly and validly authorized and adopted, and the Plan confers legal interests upon employees participating in the Plan to the extent and upon the terms and conditions described therein.

         The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.


                                Very truly yours,

                                BAKER, DONELSON, BEARMAN &
                                CALDWELL, a Professional Corporation

                                          /s/ LINDA M. CROUCH
                                     -------------------------------
                                By:  Linda M. Crouch